Exhibit 99.1
FOR IMMEDIATE RELEASE
July 22, 2015

Contact:
Daryl G. Byrd, President and CEO (337) 521-4003
John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Second Quarter Results

LAFAYETTE, LOUISIANA -- IBERIABANK Corporation (NASDAQ: IBKC), holding company of the 128-year-old IBERIABANK (www.iberiabank.com), reported operating results for the second quarter ended June 30, 2015. For the quarter, the Company reported income available to common shareholders of $30.8 million, or $0.79 fully diluted earnings per share (“EPS”). In the second quarter of 2015, the Company incurred non-operating expenses net of non-operating revenue equal to $15.5 million on a pre-tax basis, or $0.26 per share on an after-tax basis. Excluding non-operating items, EPS in the second quarter of 2015 was $1.05 per share on a non-GAAP operating basis (refer to press release supplemental table.)
The Company completed the acquisition of Georgia Commerce Bancshares, Inc. (“Georgia Commerce”) on May 31, 2015. On that date, Georgia Commerce had total assets of $1.0 billion, gross loans of $808 million, total deposits of $908 million, and nine bank offices serving the Metro Atlanta market. Financial statements reflect the impact of the acquisition beginning on the acquisition date and are subject to future refinements to purchase accounting adjustments. The Company incurred approximately $12.7 million in pre-tax acquisition and conversion-related costs during the second quarter of 2015.

Daryl G. Byrd, President and Chief Executive Officer, commented, “We welcome the former shareholders and clients of Georgia Commerce to our Company. We believe our combined franchise is well-positioned to experience significant long-term growth in the Metro Atlanta area. I’m particularly proud of the tremendous effort and teamwork on the part of our legacy associates and our newest team members to successfully complete and convert all of our recent combinations in a high-quality manner. In the brief span of 122 days, our teams completed the acquisitions of three holding companies and four banks, and successfully completed five branch and operating system conversions. Teamwork, attention to detail, and client service are distinguishing characteristics of our Company.”

Byrd continued, “We achieved improved operating results in second quarter of 2015 despite only a partial phasing-in of acquisition synergies during the quarter. Our legacy loans and deposits each grew over $500 million during the quarter. Many of our fee income businesses delivered solid quarterly results, while our energy and indirect automobile lending balances continued to taper down as expected. In addition, our operating EPS improved 11% on a linked quarter basis and 18% compared to the same quarter last year. Based on the sustained low interest rate environment and our current expectations and assumptions, our guidance range for operating EPS for the full year of 2015 is in the range of $4.22 to $4.27 per share, equal to a 13% to 14% increase compared to 2014 operating results without the benefit of rising interest rates. We estimate that each 25-basis point increase in the Federal Funds rate would positively influence our quarterly after-tax EPS by seven cents per share.”

Highlights for the second quarter of 2015 and June 30, 2015:

•
On a linked quarter basis, operating revenues increased $31.6 million, or 18%, while operating expenses increased $13.7 million, or 11%. Operating expenses were impacted by the timing of the Georgia Commerce and Old Florida Bancshares, Inc., acquisitions and conversions. Georgia Commerce had a full month of operating expenses with very limited cost savings due to the timing of the conversion of the branch and operating systems, which was completed at quarter-end. The conversions of the Old Florida subsidiaries were completed on April 26, 2015 and May 17, 2015, resulting in a partial phase-in of synergistic benefits during the second quarter of 2015.

•	The net interest margin decreased two basis points on a linked quarter basis to 3.52%, which was consistent with management’s expectations.

•
Energy-related loans declined $32 million, or 4%, between March 31, 2015 and June 30, 2015, due to loan pay-downs and pay-offs. Energy-related loans declined from 6.4% of total loans at March 31, 2015, to 5.6% at June 30, 2015. At June 30, 2015, the Company had accrued approximately $15 million in aggregate reserves for energy-related loans and unfunded commitments. The Company continues to forecast little or no losses on the exploration and production or midstream energy loans outstanding (which constituted 67% of energy loans outstanding at June 30, 2015) and limited losses in the service company portfolio.

•
Total loan growth was $1.1 billion, or 8%, between March 31, 2015 and June 30, 2015. Despite a $32 million decline in energy-related loans and a $44 million decline in indirect automobile loans between quarter-ends, legacy loan growth, which excludes all assets covered under FDIC loss share agreements and other non-covered acquired assets (collectively, “Acquired Assets”), increased $501 million, or 5% (20% annualized rate).

•	Total deposits increased $1.5 billion, or 10%, between quarter-ends, and increased $546 million, or 4%, excluding acquisitions (15% annualized rate).

Table A - Summary Financial Results
(Dollars in thousands, except per share data)

	For the Three Months Ended
	6/30/2015	3/31/2015	% Change	6/30/2014 (1)	% Change
Net income	$30,836	$25,126	22.7	$16,217	90.1
Earnings per common share - diluted	0.79	0.75	5.3	0.53	49.1

Average gross loans and leases	$13,297,724	$11,563,946	15.0	$9,998,533	33.0
Average total deposits	15,132,197	12,761,808	18.6	11,071,698	36.7
Net interest margin (TE) (2)	3.52%	3.54%		3.49%

OPERATING BASIS (NON-GAAP) (3):
Total revenues	$205,924	$174,314	18.1	$153,025	34.6
Total non-interest expense	136,450	122,787	11.1	109,988	24.1
Earnings per common share - diluted	1.05	0.95	10.5	0.89	18.0
Tangible efficiency ratio	65.3%	69.6%		71.3%
Return on average assets	0.89	0.81		0.78
Return on average tangible common equity	11.14	9.92		9.72
Net interest margin (TE) - cash basis (4)	3.29	3.28		3.45

(1)
Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 on January 1, 2015 and errors in mortgage income during the second quarter of 2014 as previously disclosed.

(2)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(3)	See Table 11 and Table 12 for GAAP to Non-GAAP reconciliations.
(4)	See Table 10 for adjustments related to purchase discounts on acquired loans and related accretion and the impact of the FDIC indemnification asset.

Operating Results

During the second quarter, average legacy loan volume increased $413 million and the associated yield declined two basis points, while the average Acquired Asset loan volume increased $1.3 billion and the yield decreased 52 basis points. The decrease in the Acquired Asset loan yield was primarily due to the mix of lower yielding loans recently acquired.

On a linked quarter basis, average earning assets increased $2.2 billion, or 15%, as average loans increased $1.7 billion, or 15%, average investment securities increased $162 million, or 7%, and other earning assets increased $261 million, or 65%. Also on a linked quarter basis, the average earning asset yield decreased three basis points and the cost of interest-bearing liabilities remained stable. As a result, the net interest spread decreased three basis points, and the net interest margin decreased two basis points. Tax-equivalent net interest income increased $20 million, or 16%, as average earning assets increased significantly and the net interest margin decreased slightly on a linked quarter basis.

In the second quarter of 2015, non-interest income increased $12.6 million, or 26%, compared to the first quarter of 2015. Non-operating income totaled $1.3 million in the second quarter of 2015. Operating non-interest income increased $11.7 million, or 24%, on a linked quarter basis. The primary changes in operating non-interest income on a linked quarter basis were:

•	Increased mortgage income of $7.2 million, or 40%;

•	Increased title revenues of $1.5 million, or 33%;

•	Increased energy capital markets income of $1.2 million, or 68%;

•	Increased service charge income on deposit accounts of $0.9 million, or 10%;

•	Increased ATM and debit card fee income of $0.3 million, or 9%; and

•	Increased other operating non-interest income of $0.8 million, primarily due to SBA-related income.

In the second quarter of 2015, the Company originated $700 million in residential mortgage loans, up $205 million, or 41%, on a linked quarter basis. Client loan refinancing opportunities accounted for approximately 22% of mortgage loan applications in the second quarter of 2015, down compared to 24% in the first quarter of 2015. The Company sold $663 million in mortgage loans during the second quarter of 2015, up $221 million, or 50%, on a linked quarter basis. The mortgage origination locked pipeline and loans held for sale increased $50 million, or 18%, between March 31, 2015, and June 30, 2015, to $329 million at quarter-end. At July 17, 2015, the locked pipeline was $329 million, up $1 million, or less than 1%, compared to June 30, 2015. The mortgage loan origination business primarily focuses on retail mortgage loans originated by the Company.

Assets under management at IBERIA Wealth Advisors (“IWA”) were $1.4 billion at June 30, 2015, down 2% compared to March 31, 2015. Revenues for IWA increased 7% on a linked quarter basis, and were up 17% compared to the second quarter of 2014. IBERIA Financial Services revenues increased 3% on a linked quarter basis, and were down 4% compared to the second quarter of 2014. IBERIA Capital Partners (“ICP”) revenues increased 54% on a linked quarter basis, and were down 6% compared to the second quarter of 2014.

Non-interest expense increased $20.1 million, or 15%, on a linked quarter basis, while operating expense increased $13.7 million, or 11%. Operating expense changes included the following on a linked-quarter basis:

•	Increased compensation and benefit costs of $8.5 million primarily due to:

▪	Increased personnel expenses of $3.7 million attributable to Old Florida associates for three months and Georgia Commerce associates for one month in the second quarter of 2015;

▪	Increased mortgage commissions of $2.6 million and retail and other commissions of $0.4 million;

▪	Increased payroll expenses of $1.1 million for merit increases effective at the beginning of the second quarter of 2015; and

▪	Increased all other personnel costs of $0.7 million;

•	Increased occupancy and equipment expense of $1.2 million (all due to acquisitions);

•	Increased FDIC deposit insurance premium of $0.7 million (primarily due to acquisitions);

•	Increased intangible amortization of $0.6 million (all due to acquisitions); and

•	Increased all other operating expenses of $2.7 million (partially due to acquisitions).

Table B - Summary Financial Condition Results
(Dollars in thousands, except per share data)

		As of and For the Three Months Ended
		6/30/2015	3/31/2015	% Change	6/30/2014 (1)	% Change
PERIOD-END BALANCES:
	Total loans and leases	$13,950,563	$12,873,461	8.4	$10,899,482	28.0
	Legacy loans and leases	10,395,553	9,894,869	5.1	8,831,945	17.7
	Total deposits	16,119,541	14,665,024	9.9	11,981,147	34.5

ASSET QUALITY RATIOS (LEGACY):
	Past due loans to total loans (2)	0.78%	0.79%		0.55%
	Non-performing assets to total assets (3)	0.55	0.55		0.53
	Classified assets to total assets (4)	0.84	0.61		0.60

CAPITAL RATIOS:
	Tangible common equity ratio (Non-GAAP) (5)	8.68%	8.62%		8.43%
	Tier 1 leverage ratio	9.23	8.87		10.00
	Total risk-based capital ratio	11.47	11.62		12.40

PER SHARE DATA:
	Book value	$57.53	$56.77	1.3	$53.76	7.0
	Tangible book value (6)	39.00	39.25	(0.6)	37.28	4.6
	Closing stock price	68.23	63.03	8.3	69.19	(1.4)
	Cash dividends	0.34	0.34	-	0.34	-

(1)
Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 on January 1, 2015 and errors in mortgage income during the second quarter of 2014 as previously disclosed.

(2)	Past due loans include non-accruing loans.
(3)	Non-performing assets consist of non-accruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(4)	Classified assets consist of $131 million, $91 million and $79 million at June 30, 2015, March 31, 2015 and June 30, 2014, respectively.
(5)	See Table 12 for the GAAP to Non-GAAP reconciliation.
(6)	Tangible calculations eliminate the effect of goodwill and acquisition related intangibles assets and the corresponding amortization expense on a tax-effected basis where applicable.

Loans

Total loans increased $1.1 billion, or 8%, between March 31, 2015, and June 30, 2015. The Company acquired $801 million in loans in the Georgia Commerce acquisition. The loan portfolio covered under FDIC loss share protection at June 30, 2015, increased $16 million, or 6%, compared to March 31, 2015 primarily due to the Georgia Commerce acquisition. Excluding covered and Acquired Assets, total loans increased $501 million, or 5% (20% annualized rate), during the second quarter. Legacy commercial loans increased $382 million, or 5% (which included $50 million in business banking loan growth, up 6%, or 22% annualized rate), legacy consumer loans increased $56 million, or 3%, and legacy mortgage loans increased $63 million, or 11%, during the quarter. Period-end legacy loan growth during the second quarter of 2015 was strongest in the Houston, Dallas, Orlando, New Orleans, and Memphis markets. Funded loan origination and renewal mix in the second quarter of 2015 was 39% fixed rate and 61% floating rate, and total loans outstanding (excluding nonaccruals) were 47% fixed and 53% floating. Loans and commitments originated and/or renewed during the second quarter of 2015 totaled $1.5 billion (up 46% on a linked quarter basis).

Table C - Period-End Loans
(Dollars in thousands)

	As of and For the Three Months Ended
				Linked Qtr Change			Year/Year Change		Mix
	6/30/2015	3/31/2015	6/30/2014	$	%	Annualized	$	%	6/30/2015	3/31/2015
Legacy loans:
Commercial	$7,538,703	$7,157,090	$6,393,188	$381,613	5.3%	21.3%	$1,145,515	17.9%	73%	72%
Residential mortgage	616,497	553,815	399,240	62,682	11.3%	45.3%	217,257	54.4%	6%	6%
Consumer	2,240,353	2,183,964	2,039,517	56,389	2.6%	10.3%	200,836	9.8%	21%	22%
Total legacy loans	10,395,553	9,894,869	8,831,945	500,684	5.1%	20.2%	1,563,608	17.7%	100%	100%

Acquired loans:
Balance at beginning of period	2,978,592	1,772,330	1,188,372	$1,206,262	68.1%		$1,790,220	150.6%
Loans acquired during the period	801,126	1,321,993	999,725	(520,867)	-39.4%		(198,599)	-19.9%
Net paydown activity	(224,708)	(115,731)	(120,560)	(108,977)	94.2%		(104,148)	86.4%
Total acquired loans	3,555,010	2,978,592	2,067,537	576,418	19.4%		1,487,473	71.9%
Total loans	$13,950,563	$12,873,461	$10,899,482	$1,077,102	8.4%		$3,051,081	28.0%

Energy-related loans outstanding totaled $788 million at June 30, 2015, down $32 million, or 4%, compared to March 31, 2015, and equated to approximately 5.6% of total loans. Loans to exploration and production companies accounted for 48% of energy loans outstanding and 54% of energy commitments at June 30, 2015. Midstream companies accounted for 18% of energy loans and 16% of energy commitments, and service company loans accounted for 34% of energy loans and 30% of energy commitments. At June 30, 2015, $1.3 million in energy loans were on non-accrual status and one energy loan totaling $3.4 million that was past due greater than 90 days at quarter-end, but was subsequently brought current after quarter-end. The Company’s outlook regarding the energy portfolio remains consistent with prior expectations. Additional information regarding the Company’s energy loan and commitment exposure is provided in the supplemental investor presentation.

In January 2015, the Company announced it was exiting the indirect automobile lending business, a service the Company has successfully provided to select automobile dealers in the Company’s footprint for 20 years. The Company concluded compliance risk associated with the indirect automobile lending business in general had become unbalanced relative to potential returns generated by the business on a risk-adjusted basis. At June 30, 2015, the Company’s indirect automobile lending business had approximately $323 million in loans outstanding, down $44 million, or 12%, compared to March 31, 2015 (2.3% of total loans outstanding compared to 2.9% at March 31, 2015).

Deposits

Total deposits increased $1.5 billion, or 10%, from March 31, 2015 to June 30, 2015. The Company acquired $908 million in deposits in the Georgia Commerce acquisition. Excluding the acquisition, total deposits increased $546 million, or 4% (a 15% annualized growth rate), since March 31, 2015.

Georgia Commerce had $250 million in aggregate non-interest-bearing deposits, or 28% of their aggregate total deposits. Legacy non-interest-bearing deposits increased $56 million, or 2% (6% annualized basis), and equated to 26% of total deposits at June 30, 2015. Legacy NOW accounts decreased $177 million, or 7%, while money market account volume increased $704 million, or 14% (56% annualized basis), between March 31, 2015 and June 30, 2015. Legacy time deposits decreased $30 million, or 1%, between quarter-ends. Period-end deposit growth during the second quarter of 2015 was strongest in the Houston, Shreveport, Orlando, Memphis, and Sarasota markets.

Table D - Period-End Deposits
(Dollars in thousands)

	6/30/2015					Linked Qtr Change (1)			Year/Year Change (2)		Mix
	Excluding Acquired	Acquired	Total	3/31/2015	6/30/2014	$	%	Annualized	$	%	6/30/2015	3/31/2015
Non-interest-bearing	$3,917,111	$249,739	$4,166,850	$3,860,820	$3,047,349	56,291	1.5	5.8	1,119,501	36.7	26%	26%
NOW accounts	2,552,421	71,276	2,623,697	2,729,791	2,233,993	(177,370)	(6.5)	(26.0)	389,704	17.4	16%	19%
Money market accounts	5,771,721	427,684	6,199,405	5,067,462	4,092,724	704,259	13.9	55.6	2,106,681	51.5	38%	35%
Savings accounts	722,632	3,001	725,633	728,981	592,643	(6,349)	(0.9)	(3.5)	132,990	22.4	5%	5%
Time deposits	2,247,608	156,348	2,403,956	2,277,970	2,014,438	(30,362)	(1.3)	(5.3)	389,518	19.3	15%	15%
Total deposits	$15,211,493	$908,048	$16,119,541	$14,665,024	$11,981,147	546,469	3.7	14.9	4,138,394	34.5	100%	100%

(1) Linked quarter growth excludes the impact of current period acquisitions.
(2) Year over year growth includes the impact of acquisitions.

On an average balance and linked quarter basis, non-interest-bearing deposits increased $621 million, or 19%, and interest-bearing deposits increased $1.7 billion, or 19%. The rate on average interest-bearing deposits in the second quarter of 2015 was 0.42%, an increase of two basis points on a linked quarter basis.

Other Assets And Funding

On a linked quarter basis, excess liquidity averaged $583 million in the second quarter of 2015, up $259 million, or 80%, and increased to $600 million at June 30, 2015. Also on a linked quarter basis, the investment portfolio increased $185 million, or 8%, to $2.5 billion on average in the second quarter of 2015. On a period-end basis, the investment portfolio equated to $2.5 billion, or 13% of total assets at June 30, 2015, compared to 14% at March 31, 2015. The investment portfolio had an effective duration of 3.2 years at June 30, 2015, compared to 2.7 years at March 31, 2015. The investment portfolio had an $8.6 million unrealized gain at June 30, 2015. The average yield on investment securities decreased 14 basis points on a linked quarter basis to 2.08% in the second quarter of 2015. The Company holds in its investment portfolio primarily government agency securities. Municipal securities comprised only 6.5% of total investments at June 30, 2015. The Company holds for investment no sovereign debt, equity securities, trust preferred securities, or derivative exposure to foreign counterparties.

The Company continued to significantly reduce its short-term and long-term debt borrowings. On a linked quarter basis, average short-term borrowings decreased $285 million, or 38%, and the cost of short-term borrowings was stable at 0.19%. At June 30, 2015, short-term borrowings declined to $59 million, compared to $738 million one year prior. Average long-term debt increased $23 million, or 6%, and the cost of long-term debt decreased 37 basis points to 2.54%. The cost of average interest-bearing liabilities was 0.49% in the second quarter of 2015, unchanged on a linked quarter basis.

Asset Quality

Between March 31, 2015 and June 30, 2015, legacy NPAs increased $4 million, or 5%, due primarily to one relationship that regained current status subsequent to quarter-end. At June 30, 2015, NPAs included $13 million in former bank branches and related real estate, a decrease of $4 million compared to March 31, 2015. At June 30, 2015, legacy NPAs equated to 0.55% of total assets and 0.47% of total assets excluding bank-related properties.

Legacy loans past due 30 days or more (excluding non-accruing loans) increased $724,000, or 4%, and represented 0.18% of total loans at June 30, 2015, unchanged compared to March 31, 2015.

Legacy net charge-offs totaled $3.5 million in the second quarter of 2015, up $1.9 million compared to the first quarter of 2015. The increase in net charge-offs during the second quarter was primarily related to retail and private banking clients located in markets not associated with energy activity, and a reduced level of recoveries.

The Company’s provision for loan losses increased $3.4 million on a linked quarter basis due to a $1.9 million increase in net charges-offs, a $2.4 million provision associated with growth in the loan portfolio during the second quarter, and $0.8 million associated with all other factors.

Capital Position

At June 30, 2015, the Company reported a tangible common equity ratio of 8.68%, up six basis points compared to March 31, 2015. At June 30, 2015, the Company’s preliminary Tier 1 leverage ratio was 9.23%, up 36 basis points compared to March 31, 2015. The Company’s preliminary total risk-based capital ratio at June 30, 2015, was 11.47%, down 15 basis points compared to March 31, 2015.

Commencing in the first quarter of 2015, the Company experienced a 75% phase-out of Tier 1 capital treatment for its trust preferred securities with no commensurate change in total regulatory capital. At year-end 2014, the Company experienced the expiration of FDIC loss share protection on non-single family loans associated with three FDIC-assisted transactions and in the third quarter of 2015, the Company will experience the expiration of a fourth FDIC loss share program. The expiration of FDIC loss share coverage on those assets results in increased risk weighting associated with those assets. The influence of the phase-out of Tier 1 treatment on trust preferred securities, the expiration of certain FDIC loss share coverage, and full implementation of risk-weighting according to BASEL III capital requirements reduced the Company’s Tier 1 leverage ratio, Tier 1 risk based capital ratio, and total risk based capital ratio.

At June 30, 2015, book value per share was $57.53, up $0.76 per share, or 1%, compared to March 31, 2015. Tangible book value per share was $39.00, down $0.25 per share, or less than 1%, compared to March 31, 2015. Based on the closing stock price of the Company’s common stock of $68.68 per share on July 22, 2015, this price equated to 1.19 times June 30, 2015 book value and 1.76 times June 30, 2015 tangible book value per share.

On June 16, 2015, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 1.98%.

IBERIABANK Corporation

IBERIABANK Corporation is a financial holding company with 327 combined offices, including 226 bank branch offices and three loan production offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, Florida, and Georgia, 22 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 67 locations in 10 states. The Company has eight locations with representatives of IBERIA Wealth Advisors in five states, and one IBERIA Capital Partners, L.L.C. office in New Orleans.

The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC.” The Company’s market capitalization was approximately $2.8 billion, based on the NASDAQ Global Select Market closing stock price on July 22, 2015.

The following 10 investment firms currently provide equity research coverage on the Company:

•	Bank of America Merrill Lynch

•	FIG Partners, LLC

•	Hovde Group, LLC

•	Jefferies & Co., Inc.

•	Keefe, Bruyette & Woods, Inc.

•	Raymond James & Associates, Inc.

•	Robert W. Baird & Company

•	Sandler O’Neill + Partners, L.P.

•	Stephens, Inc.

•	SunTrust Robinson-Humphrey

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Thursday, July 23, 2015, beginning at 8:30 a.m. Central Time by dialing 1-888-317-6003. The confirmation code for the call is 0430256. A replay of the call will be available until midnight Central Time on July 30, 2015 by dialing 1-877-344-7529. The confirmation code for the replay is 10068821. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt, as well as adjust income available to common shareholders for certain significant activities or transactions that in management’s opinion can distort period-to-period comparisons of the Company’s performance. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP disclosures are included as tables at the end of this release. Refer to press release supplemental table for this reconciliation.

Assumptions Regarding Projected Earnings in Future Periods

The Company’s operating EPS guidance for full year 2015 was based on the following significant assumptions:

•	Recent forward interest rate curve projections;

•	Achievement of targeted synergies associated with acquisitions that were completed in the first half of 2015;

•	No significant changes in credit quality;

•	No significant changes to the preliminary purchase accounting marks assumed on the Company’s most recently completed acquisitions;

•	No significant cash flow or credit quality changes on Acquired Assets; and

•	Mortgage, title insurance, and capital markets projections continue to reflect the current environment and expectations.

Caution About Forward-Looking Statements

This press release contains "forward-looking statements," which may include forecasts of our financial results and condition, expectations for our operations and businesses, and our assumptions for those forecasts and expectations. Do not place undue reliance on forward-looking statements. Due to various factors, actual results may differ materially from our forward-looking statements. Factors that could cause our actual results to differ materially from our forward-looking statements are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors” and “Regulation and Supervision” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in other documents subsequently filed by the Company with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov, and the Company’s website, http://www.iberiabank.com. To the extent that statements in this press release relate to future plans, objectives, financial results or performance by the Company, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are generally identified by use of words such as “may,” “believe,” “expect,” “anticipate,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology.

 Forward-looking statements represent management’s beliefs, based upon information available at the time the statements are made, with regard to the matters addressed; they are not guarantees of future performance.  Forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time and could cause actual results or financial condition to differ materially from those expressed in or implied by such statements.  Factors that could cause or contribute to such differences include, but are not limited to: the level of market volatility, our ability to execute our growth strategy, including the availability of future bank acquisition opportunities, unanticipated losses related to the completion and integration of mergers and acquisitions, refinements to purchase accounting adjustments for acquired businesses and assets and assumed liabilities in these transactions, adjustments of fair values of acquired assets and assumed liabilities and of deferred taxes in acquisitions, actual results deviating from the Company’s current estimates and assumptions of timing and amounts of cash flows, credit risk of our customers, resolution of assets subject to loss share agreements with the FDIC within the coverage periods, effects of the on-going correction in residential real estate prices and  levels of home sales, our ability to satisfy new capital and liquidity standards such as those imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act and those adopted by the Basel Committee on Banking Supervision and federal banking regulators, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, competition from competitors with greater financial resources than the Company, reputational risk and social factors, changes in government regulations and legislation, increases in FDIC insurance assessments, geographic concentration of our markets, economic or business conditions in our markets or nationally, rapid changes in the financial services industry, significant litigation, cyber-security risks including dependence on our operational, technological, and organizational systems and infrastructure and those of third party providers of those services, hurricanes and other adverse weather events, the modest trading volume of our common stock, and valuation of intangible assets. All information in this discussion is as of the date of this press release. Except to the extent required by applicable law or regulation, the Company undertakes no obligation to revise or update publicly any forward-looking statement for any reason.

Table 1 - IBERIABANK CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	As of and For the Three Months Ended
INCOME DATA:	6/30/2015	3/31/2015	% Change	6/30/2014 (1)	% Change
Net interest income	$145,677	$125,804	15.8	$109,273	33.3
Net interest income (TE) (2)	147,673	127,844	15.5	111,464	32.5
Total revenues	207,190	174,703	18.6	153,034	35.4
Provision for loan losses	8,790	5,345	64.5	4,748	85.1
Non-interest expenses	153,209	133,153	15.1	127,132	20.5
Net income	30,836	25,126	22.7	16,217	90.1

PER SHARE DATA:
Earnings available to common shareholders - basic	$0.79	$0.75	5.3	$0.53	49.1
Earnings available to common shareholders - diluted	0.79	0.75	5.3	0.53	49.1
Operating earnings (Non-GAAP) (3)	1.05	0.95	10.5	0.89	18.0
Book value	57.53	56.77	1.3	53.76	7.0
Tangible book value (4)	39.00	39.25	(0.6)	37.28	4.6
Closing stock price	68.23	63.03	8.3	69.19	(1.4)
Cash dividends	0.34	0.34	-	0.34	-

KEY RATIOS AND OTHER DATA (7):
Net interest margin (TE) (2)	3.52%	3.54%		3.49%
Efficiency ratio	73.9	76.2		83.1
Tangible operating efficiency ratio (TE) (Non-GAAP) (2) (3) (4)	64.4	68.5		69.8
Return on average assets	0.67	0.64		0.46
Return on average common equity	5.54	5.39		3.99
Return on average operating tangible common equity (Non-GAAP) (4)	11.14	9.92		9.72
Effective tax rate	31.8%	30.6%		23.3%
Full-time equivalent employees	3,215	2,883		2,760

CAPITAL RATIOS:
Tangible common equity ratio (Non-GAAP) (3) (4)	8.68%	8.62%		8.43%
Tangible common equity to risk-weighted assets (4)	9.89	9.92		10.37
Tier 1 leverage ratio	9.23	8.87		10.00
Common equity Tier 1 (CET 1) (transitional) (5)	9.88	9.79		N/A
Common equity Tier 1 (CET 1) (fully phased-in) (5)	9.71	9.66		N/A
Tier 1 capital (transitional) (5)	10.06	9.99		11.20
Total risk-based capital ratio (5)	11.47	11.62		12.40
Common stock dividend payout ratio	45.3	51.7		70.1
Classified assets to Tier 1 capital	20.0	17.6		24.0

ASSET QUALITY RATIOS (LEGACY):
	Non-performing assets to total assets (7)	0.55%	0.55%	0.53%
	Allowance for loan losses to loans	0.81	0.80	0.80
	Net charge-offs to average loans (annualized)	0.14	0.06	0.04
	Non-performing assets to total loans and OREO (7)	0.83	0.83	0.78

(1)
Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 on January 1, 2015 and errors in mortgage income during the second quarter of 2014 as previously disclosed.

(2)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(3)	See Table 11 and Table 12 for the GAAP to Non-GAAP reconciliations.
(4)	Tangible calculations eliminate the effect of goodwill and acquisition related intangibles assets and the corresponding amortization expense on a tax-effected basis where applicable.
(5)	Capital ratios as of June 30, 2015 are estimated.
(6)
March 31, 2015 capital ratios reflect the implementation of Basel III capital requirements, excluding the impact of the Old Florida Bancshares, Inc. acquisition. Prior periods have not been restated to reflect Basel III implementation.

(7)	Non-performing assets consist of non-accruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.
(8)	All ratios are calculated on an annualized basis for the periods indicated.

Table 2 - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share data)

	For the Three Months Ended
			Linked Qtr Change					Year/Year Change
	6/30/2015	3/31/2015	$	%	12/31/2014(1)	9/30/2014(1)	6/30/2014 (1)	$	%
Interest income	$160,545	$138,585	21,960	15.8	$137,276	$133,793	$119,514	41,031	34.3
Interest expense	14,868	12,781	2,087	16.3	12,596	12,042	10,241	4,627	45.2
Net interest income	145,677	125,804	19,873	15.8	124,680	121,751	109,273	36,404	33.3
Provision for loan losses	8,790	5,345	3,445	64.5	6,495	5,714	4,748	4,042	85.1
Net interest income after provision for loan losses	136,887	120,459	16,428	13.6	118,185	116,037	104,525	32,362	31.0
Mortgage income	25,246	18,023	7,223	40.1	13,646	14,263	13,755	11,491	83.5
Service charges on deposit accounts	10,162	9,262	900	9.7	10,153	10,205	8,203	1,959	23.9
Title revenue	6,146	4,629	1,517	32.8	5,486	5,577	5,262	884	16.8
Broker commissions	5,461	4,162	1,299	31.2	3,960	5,297	5,479	(18)	(0.30)
ATM/debit card fee income	3,583	3,275	308	9.4	3,331	3,287	2,937	646	22.0
Income from bank owned life insurance	1,075	1,092	(17)	(1.50)	1,050	1,047	935	140	15.0
Gain on sale of available-for-sale securities	903	386	517	134.1	162	582	8	895	N/M
Other non-interest income	8,937	8,070	867	10.7	9,284	6,854	7,182	1,755	24.4
Total non-interest income	61,513	48,899	12,614	25.8	47,072	47,112	43,761	17,752	40.6
Salaries and employee benefits	84,019	72,696	11,323	15.6	65,445	64,934	68,846	15,173	22.0
Occupancy and equipment	17,366	16,260	1,106	6.8	14,594	14,883	16,104	1,262	7.8
Amortization of acquisition intangibles	2,155	1,523	632	41.5	1,618	1,623	1,347	808	60.0
Other non-interest expense	49,669	42,674	6,995	16.4	37,478	38,672	40,835	8,834	21.6
Total non-interest expense	153,209	133,153	20,056	15.1	119,135	120,112	127,132	26,077	20.5
Income before income taxes	45,191	36,205	8,986	24.8	46,122	43,037	21,154	24,037	113.6
Income tax expense	14,355	11,079	3,276	29.6	10,186	12,144	4,937	9,418	190.8
Net income	$30,836	$25,126	5,710	22.7	$35,936	$30,893	$16,217	14,619	90.1

Income available to common shareholders - basic	$30,836	$25,126	5,710	22.7	$35,936	$30,893	$16,217	14,619	90.1
Earnings allocated to unvested restricted stock	(355)	(344)	(11)	3.2	(523)	(462)	(250)	(105)	42.0
Income available to common shareholders - diluted	$30,481	$24,782	5,699	23.0	$35,413	$30,431	$15,967	14,514	90.9

Earnings per common share - basic	$0.79	$0.75	0.04	5.3	$1.08	$0.93	$0.53	0.26	49.1

Earnings per common share - diluted	$0.79	$0.75	0.04	5.3	$1.07	$0.92	$0.53	0.26	49.1
Impact of non-operating items (Non-GAAP) (2)	0.26	0.20	0.06	30.0	(0.02)	0.12	0.36	(0.1)	(27.8)

Earnings per share - diluted, excluding non-operating items (Non-GAAP) (2)	$1.05	$0.95	0.10	10.5	$1.05	$1.04	$0.89	0.16	18.0

NUMBER OF SHARES OUTSTANDING (in thousands)
Weighted average common shares outstanding - basic	39,015	33,659	5,356	15.9	33,333	33,310	30,788	8,228	26.7
Weighted average common shares outstanding - diluted	38,667	33,235	5,432	16.3	32,947	32,927	30,386	8,281	27.3
Book value shares (period end) (3)	41,117	38,178	2,939	7.7	33,453	33,441	33,410	7,707	23.1

(1)
Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 on January 1, 2015 and errors in mortgage income during the second and third quarters of 2014 as previously disclosed.

(2)	See Table 11 for GAAP to Non-GAAP reconciliation.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of December 31, 2014, September 30, 2014 and June 30, 2014.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 3 - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Dollars in thousands, except per share data)

	For the Six Months Ended
	6/30/2015	6/30/2014 (1)	$ Change	% Change
Interest income	$299,130	$233,746	$65,384	28.0
Interest expense	27,649	20,065	7,584	37.8
Net interest income	271,481	213,681	57,800	27.0
Provision for loan losses	14,135	6,851	7,284	106.3
Net interest income after provision for loan losses	257,346	206,830	50,516	24.4
Mortgage income	43,269	23,887	19,382	81.1
Service charges on deposit accounts	19,424	15,216	4,208	27.7
Title revenue	10,775	9,429	1,346	14.3
Broker commissions	9,623	9,526	97	1.0
ATM/debit card fee income	6,858	5,404	1,454	26.9
Income from bank owned life insurance	2,167	3,376	(1,209)	(35.80)
Gain on sale of available-for-sale securities	1,289	27	1,262	N/M
Other non-interest income	17,007	12,577	4,430	35.2
Total non-interest income	110,412	79,442	30,970	39.0
Salaries and employee benefits	156,715	128,707	28,008	21.8
Occupancy and equipment	33,626	30,094	3,532	11.7
Amortization of acquisition intangibles	3,678	2,565	1,113	43.4
Other non-interest expense	92,343	73,000	19,343	26.5
Total non-interest expense	286,362	234,366	51,996	22.2
Income before income taxes	81,396	51,906	29,490	56.8
Income tax expense	25,434	13,353	12,081	90.5
Net income	$55,962	$38,553	$17,409	45.2

Income available to common shareholders - basic	$55,962	$38,553	$17,409	45.2
Earnings allocated to unvested restricted stock	(675)	(641)	(34)	5.3
Income available to common shareholders - diluted	$55,287	$37,912	$17,374	45.8

Earnings per common share - basic	$1.54	$1.27	$0.27	21.3

Earnings per common share - diluted	$1.54	$1.27	$0.27	21.3
Impact of non-operating items (Non-GAAP) (2)	0.46	0.35	0.11	31.4
Earnings per share - diluted, excluding non-operating items (Non-GAAP) (2)	$2.00	$1.62	$0.38	23.5

NUMBER OF SHARES OUTSTANDING (in thousands)
Weighted average common shares outstanding - basic	36,352	30,303	6,049	20.0
Weighted average common shares outstanding - diluted	35,966	29,904	6,062	20.3
Book value shares (period end)	41,117	33,410	7,707	23.1

(1)
Certain balances and amounts for the six months ended June 30, 2014 have been restated for the effect of the adoption of ASU No. 2014-01 on January 1, 2015 and errors in mortgage income during the six months ended June 30, 2014 as previously disclosed.

(2)	See Table 11 for GAAP to Non-GAAP reconciliation.

N/M - Comparison of the information presented is not meaningful given the periods presented.

TABLE 4 - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
PERIOD-END BALANCES			Linked Qtr Change					Year/Year Change
ASSETS	6/30/2015	3/31/2015	$	%	12/31/2014(1)	9/30/2014 (1)	6/30/2014 (1)	$	%
Cash and due from banks	$300,257	$268,241	32,016	11.9	$251,994	$257,147	$286,615	13,642	4.8
Interest-bearing deposits in other banks	591,018	696,000	(104,982)	(15.1)	296,101	410,860	381,955	209,063	54.7
Total cash and cash equivalents	891,275	964,241	(72,966)	(7.6)	548,095	668,007	668,570	222,705	33.3
Investment securities available for sale	2,413,158	2,342,613	70,545	3.0	2,158,853	2,103,828	2,008,953	404,205	20.1
Investment securities held to maturity	101,475	113,442	(11,967)	(10.5)	116,960	120,520	132,245	(30,770)	(23.3)
Total investment securities	2,514,633	2,456,055	58,578	2.4	2,275,813	2,224,348	2,141,198	373,435	17.4
Mortgage loans held for sale	220,765	215,044	5,721	2.7	140,072	148,530	176,074	44,691	25.4
Loans, net of unearned income	13,950,563	12,873,461	1,077,102	8.4	11,441,044	11,080,887	10,899,482	3,051,081	28.0
Allowance for loan losses	(128,149)	(128,313)	164	(0.1)	(130,131)	(134,540)	(133,519)	5,370	(4.0)
Loans, net	13,822,414	12,745,148	1,077,266	8.5	11,310,913	10,946,347	10,765,963	3,056,451	28.4
Loss share receivable	50,452	60,972	(10,520)	(17.3)	69,627	94,712	120,532	(70,080)	(58.1)
Premises and equipment	342,949	337,201	5,748	1.7	307,159	307,868	307,090	35,859	11.7
Goodwill and other intangibles	765,813	672,337	93,476	13.9	548,130	553,668	553,100	212,713	38.5
Other assets	630,627	600,764	29,863	5.0	558,095	570,969	589,930	40,697	6.9
Total assets	$19,238,928	$18,051,762	1,187,166	6.6	$15,757,904	$15,514,449	$15,322,457	3,916,471	25.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest-bearing deposits	$4,166,850	$3,860,820	306,030	7.9	$3,195,430	$3,157,453	$3,047,349	1,119,501	36.7
NOW accounts	2,623,697	2,729,791	(106,094)	(3.9)	2,462,841	2,194,803	2,233,993	389,704	17.4
Savings and money market accounts	6,925,038	5,796,443	1,128,595	19.5	4,746,017	4,921,510	4,685,367	2,239,671	47.8
Certificates of deposit	2,403,956	2,277,970	125,986	5.5	2,116,237	2,103,925	2,014,438	389,518	19.3
Total deposits	16,119,541	14,665,024	1,454,517	9.9	12,520,525	12,377,691	11,981,147	4,138,394	34.5
Short-term borrowings	59,300	352,300	(293,000)	(83.2)	603,000	553,000	738,000	(678,700)	(92.0)
Securities sold under agreements to repurchase	209,004	252,602	(43,598)	(17.3)	242,742	259,783	296,741	(87,737)	(29.6)
Trust preferred securities	120,110	111,862	8,248	7.4	111,862	111,862	111,862	8,248	7.4
Other long-term debt	222,202	349,027	(126,825)	(36.3)	291,392	243,707	253,885	(31,683)	(12.5)
Other liabilities	143,487	153,617	(10,130)	(6.6)	136,235	152,732	144,539	(1,052)	(0.7)
Total liabilities	16,873,644	15,884,432	989,212	6.2	13,905,756	13,698,775	13,526,174	3,347,470	24.7
Total shareholders' equity	2,365,284	2,167,330	197,954	9.1	1,852,148	1,815,674	1,796,283	569,001	31.7
Total liabilities and shareholders' equity	$19,238,928	$18,051,762	1,187,166	6.6	$15,757,904	$15,514,449	$15,322,457	3,916,471	25.6

TABLE 4 Continued - IBERIABANK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

AVERAGE BALANCES			Linked Qtr Change					Year/Year Change
ASSETS	6/30/2015	3/31/2015	$	%	12/31/2014	9/30/2014	6/30/2014	$	%
Cash and due from banks	$263,844	$243,566	20,278	8.3	$239,377	$229,556	$237,631	26,213	11.0
Interest-bearing deposits in other banks	582,032	324,150	257,882	79.6	353,716	489,221	237,712	344,320	144.8
Total cash and cash equivalents	845,876	567,716	278,160	49.0	593,093	718,777	475,343	370,533	78.0
Investment securities available for sale	2,417,002	2,223,344	193,658	8.7	2,142,981	2,046,170	1,977,484	439,518	22.2
Investment securities held to maturity	106,871	115,188	(8,317)	(7.2)	118,588	122,175	143,504	(36,633)	(25.5)
Total investment securities	2,523,873	2,338,532	185,341	7.9	2,261,569	2,168,345	2,120,988	402,885	19.0
Mortgage loans held for sale	202,691	133,304	69,387	52.1	121,438	163,510	140,096	62,595	44.7
Loans, net of unearned income	13,297,724	11,563,946	1,733,778	15.0	11,271,752	11,009,833	9,998,533	3,299,191	33.0
Allowance for loan losses	(129,069)	(128,519)	(550)	0.4	(134,177)	(133,443)	(132,049)	2,980	(2.3)
Loans, net	13,168,655	11,435,427	1,733,228	15.2	11,137,575	10,876,390	9,866,484	3,302,171	33.5
Loss share receivable	55,751	66,165	(10,414)	(15.7)	85,733	111,383	131,375	(75,624)	(57.6)
Premises and equipment	341,829	311,158	30,671	9.9	308,223	307,804	296,927	44,902	15.1
Goodwill and other intangibles	708,085	555,565	152,520	27.5	552,888	553,148	465,892	242,193	52.0
Other assets	598,526	549,746	48,780	8.9	553,804	576,851	544,077	54,449	10.0
Total assets	$18,445,286	$15,957,613	2,487,673	15.6	$15,614,323	$15,476,208	$14,041,182	4,404,104	31.4

LIABILITIES AND SHAREHOLDERS' EQUITY
Non-interest-bearing deposits	$3,933,468	$3,312,357	621,111	18.8	$3,228,773	$3,057,513	$2,748,468	1,185,000	43.1
NOW accounts	2,639,140	2,464,760	174,380	7.1	2,271,836	2,228,378	2,229,264	409,876	18.4
Savings and money market accounts	6,228,052	4,834,244	1,393,808	28.8	4,908,247	4,877,051	4,372,855	1,855,197	42.4
Certificates of deposit	2,331,537	2,150,447	181,090	8.4	2,105,623	2,060,055	1,721,111	610,426	35.5
Total deposits	15,132,197	12,761,808	2,370,389	18.6	12,514,479	12,222,997	11,071,698	4,060,499	36.7
Short-term borrowings	225,437	483,413	(257,976)	(53.4)	449,190	627,192	632,778	(407,341)	(64.4)
Securities sold under agreements to repurchase	236,305	263,645	(27,340)	(10.4)	264,194	292,677	274,681	(38,376)	(14.0)
Trust preferred securities	114,581	111,862	2,719	2.4	111,862	111,862	111,862	2,719	2.4
Other long-term debt	332,413	311,633	20,780	6.7	283,548	247,108	192,845	139,568	72.4
Other liabilities	172,227	135,477	36,750	27.1	159,818	168,262	125,654	46,573	37.1
Total liabilities	16,213,160	14,067,838	2,145,322	15.2	13,783,091	13,670,098	12,409,518	3,803,642	30.7
Total shareholders' equity	2,232,126	1,889,775	342,351	18.1	1,831,232	1,806,110	1,631,664	600,462	36.8
Total liabilities and shareholders' equity	$18,445,286	$15,957,613	2,487,673	15.6	$15,614,323	$15,476,208	$14,041,182	4,404,104	31.4

(1) Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 on January 1, 2015 and errors in mortgage income during the second and third quarters of 2014 as previously disclosed.

Table 5 - IBERIABANK CORPORATION
TOTAL LOANS AND ASSET QUALITY DATA
(Dollars in thousands)

			Linked Qtr Change					Year/Year Change
LOANS	6/30/2015	3/31/2015	$	%	12/31/2014	9/30/2014	6/30/2014	$	%
Commercial loans:
Real estate	$5,887,183	$5,157,670	729,513	14.1	$4,405,133	$4,281,704	$4,272,430	1,614,753	37.8
Business	3,971,042	3,751,993	219,049	5.8	3,408,949	3,225,691	3,107,137	863,905	27.8
Total commercial loans	9,858,225	8,909,663	948,562	10.6	7,814,082	7,507,395	7,379,567	2,478,658	33.6

Residential mortgage loans	1,169,608	1,164,286	5,322	0.5	1,080,297	1,062,779	1,059,743	109,865	10.4

Consumer loans:
Home equity	1,971,073	1,858,088	112,985	6.1	1,601,105	1,567,415	1,527,057	444,016	29.1
Indirect automobile	322,958	367,349	(44,391)	(12.1)	397,158	394,691	392,355	(69,397)	(17.7)
Automobile	173,924	160,518	13,406	8.4	149,901	140,287	125,202	48,722	38.9
Credit card	74,314	72,711	1,603	2.2	73,393	69,352	65,892	8,422	12.8
Other	380,461	340,846	39,615	11.6	325,108	338,968	349,666	30,795	8.8
Total consumer loans	2,922,730	2,799,512	123,218	4.4	2,546,665	2,510,713	2,460,172	462,558	18.8
Total loans	$13,950,563	$12,873,461	1,077,102	8.4	$11,441,044	$11,080,887	$10,899,482	3,051,081	28.0

Allowance for loan losses	(128,149)	(128,313)	164	(0.1)	(130,131)	(134,540)	(133,519)	5,370	(4.0)
Loans, net	13,822,414	12,745,148	1,077,266	8.5	11,310,913	10,946,347	10,765,963	3,056,451	28.4

Reserve for unfunded commitments	(13,244)	(12,849)	(395)	3.1	(11,801)	(12,099)	(11,260)	(1,984)	17.6
Allowance for credit losses	(141,393)	(141,162)	(231)	0.2	(141,932)	(146,639)	(144,779)	3,386	(2.3)

ASSET QUALITY DATA (1)
Non-accrual loans	$192,385	$195,371	(2,986)	(1.5)	$169,686	$195,680	$208,673	(16,288)	(7.8)
Other real estate owned and foreclosed assets	49,929	53,194	(3,265)	(6.1)	53,947	63,386	84,479	(34,550)	(40.9)
Accruing loans more than 90 days past due	4,607	5,642	(1,035)	(18.3)	1,708	190	1,095	3,512	320.9
Total non-performing assets	$246,921	$254,207	(7,286)	(2.9)	$225,341	$259,256	$294,247	(47,326)	(16.1)

Loans 30-89 days past due	$39,005	$32,835	6,170	18.8	$51,141	$23,784	$31,875	7,130	22.4

Non-performing assets to total assets	1.28%	1.41%		(0.1)	1.43%	1.67%	1.92%		(0.6)
Non-performing assets to total loans and OREO	1.76	1.97		(0.2)	1.96	2.32	2.68		(0.9)
Allowance for loan losses to non-performing loans (2)	65.1	63.8		1.3	75.9	68.8	63.7		1.4

Allowance for loan losses to non-performing assets	51.9	50.5		1.4	57.7	51.9	45.4		6.5
Allowance for loan losses to total loans	0.92	1.00		(0.1)	1.14	1.21	1.22		(0.3)

Quarter-to-date charge-offs	$4,808	$2,972	1,836	61.8	$3,413	$3,261	$2,752	2,056	74.7
Quarter-to-date recoveries	(1,034)	(1,237)	203	(16.4)	(1,658)	(1,053)	(1,895)	861	(45.4)
Quarter-to-date net charge-offs	$3,774	$1,735	2,039	117.6	$1,755	$2,208	$857	2,917	340.4

Net charge-offs to average loans (annualized)	0.11%	0.06%			0.06%	0.08%	0.03%

(1) For purposes of this table, non-performing assets include all loans meeting non-performing asset criteria, including assets acquired in FDIC-assisted transactions.
(2) Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 6 - IBERIABANK CORPORATION
LEGACY LOANS AND LEGACY ASSET QUALITY DATA
(Dollars in thousands)

			Linked Qtr Change					Year/Year Change
LEGACY LOANS	6/30/2015	3/31/2015	$	%	12/31/2014	9/30/2014	6/30/2014	$	%
Commercial loans:
Real estate	$4,138,519	$3,878,824	259,695	6.7	$3,718,058	$3,527,612	$3,452,649	685,870	19.9
Business	3,400,184	3,278,266	121,918	3.7	3,284,140	3,093,873	2,940,539	459,645	15.6
Total commercial loans	7,538,703	7,157,090	381,613	5.3	7,002,198	6,621,485	6,393,188	1,145,515	17.9

Residential mortgage loans	616,497	553,815	62,682	11.3	527,694	497,075	399,240	217,257	54.4

Consumer loans:
Home equity	1,399,005	1,335,390	63,615	4.8	1,290,976	1,229,998	1,231,364	167,641	13.6
Indirect automobile	322,767	367,077	(44,310)	(12.1)	396,766	394,078	391,482	(68,715)	(17.6)
Automobile	159,778	145,084	14,694	10.1	134,014	123,445	107,029	52,749	49.3
Credit card	73,726	72,164	1,562	2.2	72,745	68,731	65,260	8,466	13.0
Other	285,077	264,249	20,828	7.9	244,321	245,130	244,382	40,695	16.7
Total consumer loans	2,240,353	2,183,964	56,389	2.6	2,138,822	2,061,382	2,039,517	200,836	9.8
Total loans	$10,395,553	$9,894,869	500,684	5.1	$9,668,714	$9,179,942	$8,831,945	1,563,608	17.7

Allowance for loan losses	$(83,723)	$(78,773)	(4,950)	6.3	$(76,174)	$(73,073)	$(71,106)	(12,617)	17.7
Loans, net	10,311,830	9,816,096	495,734	5.1	9,592,540	9,106,869	8,760,839	1,550,991	17.7

Reserve for unfunded commitments	(13,244)	(12,849)	(395)	3.1	(11,801)	(12,099)	(11,260)	(1,984)	17.6
Allowance for credit losses	(96,967)	(91,622)	(5,345)	5.8	(87,975)	(85,172)	(82,366)	(14,601)	17.7

ASSET QUALITY DATA (1)
Non-accrual loans	$62,739	$60,064	2,675	4.5	$34,970	$38,060	$34,187	28,552	83.5
Other real estate owned and foreclosed assets	20,028	21,654	(1,626)	(7.5)	21,244	23,478	34,795	(14,767)	(42.4)
Accruing loans more than 90 days past due	3,584	239	3,345	N/M	754	4	20	3,564	N/M
Total non-performing assets	$86,351	$81,957	4,394	5.4	$56,968	$61,542	$69,002	17,349	25.1

Loans 30-89 days past due	$14,985	$17,606	(2,621)	(14.9)	$29,567	$12,441	$13,982	1,003	7.2

Non-performing assets to total assets	0.55%	0.55%			0.41%	0.46%	0.53%
Non-performing assets to total loans and OREO	0.83	0.83			0.59	0.67	0.78
Allowance for loan losses to non-performing loans (2)	126.2	130.6			213.2	190.6	206.5
Allowance for loan losses to non-performing assets	97.0	96.1			133.7	117.9	102.4
Allowance for loan losses to total loans	0.81	0.80			0.79	0.79	0.80

Quarter-to-date charge-offs	$4,446	$2,669	1,777	66.6	$3,070	$3,045	$2,653	1,793	67.6
Quarter-to-date recoveries	(941)	(1,091)	150	(13.7)	(1,532)	(914)	(1,894)	953	(50.3)
Quarter-to-date net charge-offs	$3,505	$1,578	1,927	122.1	$1,538	$2,131	$759	2,746	361.8
Net charge-offs to average loans (annualized)	0.14%	0.06%			0.06%	0.09%	0.04%

(1) For purposes of this table, non-performing assets include all loans meeting non-performing asset criteria, including assets acquired in FDIC-assisted transactions.
(2) Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented.

Table 7 - IBERIABANK CORPORATION
ACQUIRED LOANS AND ACQUIRED ASSET QUALITY DATA
(Dollars in thousands)

			Linked Qtr Change					Year/Year Change
ACQUIRED LOANS (1)	6/30/2015	3/31/2015	$	%	12/31/2014	9/30/2014	6/30/2014	$	%
Commercial loans:
Real estate	$1,748,664	$1,278,846	469,818	36.7	$687,075	$754,092	$819,781	928,883	113.3
Business	570,858	473,727	97,131	20.5	124,809	131,818	166,598	404,260	242.7
Total commercial loans	2,319,522	1,752,573	566,949	32.3	811,884	885,910	986,379	1,333,143	135.2

Residential mortgage loans	553,111	610,471	(57,360)	(9.4)	552,603	565,704	660,503	(107,392)	(16.3)

Consumer loans:
Home equity	572,068	522,698	49,370	9.4	310,129	337,417	295,693	276,375	93.5
Indirect automobile	191	272	(81)	(29.8)	392	613	873	(682)	(78.1)
Automobile	14,146	15,434	(1,288)	(8.3)	15,887	16,842	18,173	(4,027)	(22.2)
Credit card	588	547	41	7.5	648	621	632	(44)	(7.0)
Other	95,384	76,597	18,787	24.5	80,787	93,838	105,284	(9,900)	(9.4)
Total consumer loans	682,377	615,548	66,829	10.9	407,843	449,331	420,655	261,722	62.2
Total loans	$3,555,010	$2,978,592	576,418	19.4	$1,772,330	$1,900,945	$2,067,537	1,487,473	71.9

Allowance for loan losses	$(44,426)	$(49,540)	5,114	(10.3)	$(53,957)	$(61,467)	$(62,413)	17,987	(28.8)
Loans, net	3,510,584	2,929,052	581,532	19.9	1,718,373	1,839,478	2,005,124	1,505,460	75.1

ACQUIRED ASSET QUALITY DATA (1)
Non-accrual loans	$129,646	$135,307	(5,661)	(4.2)	$134,716	$157,620	$174,486	(44,840)	(25.7)
Other real estate owned and foreclosed assets	29,901	31,540	(1,639)	(5.2)	32,703	39,908	49,684	(19,783)	(39.8)
Accruing loans more than 90 days past due	1,023	5,403	(4,380)	(81.1)	954	186	1,075	(52)	(4.8)
Total non-performing assets	$160,570	$172,250	(11,680)	(6.8)	$168,373	$197,714	$225,245	(64,675)	(28.7)

Loans 30-89 days past due	$24,020	$15,229	$8,791	57.7	$21,574	$11,343	$17,893	6,127	34.2

Non-performing assets to total assets	4.42%	5.64%			9.11%	9.83%	10.21%
Non-performing assets to total loans and OREO	4.48	5.72			9.33	10.19	10.64
Allowance for loan losses to non-performing loans (2)	34.0	35.2			39.8	39.0	35.6
Allowance for loan losses to non-performing assets	27.7	28.8			32.1	31.1	27.7
Allowance for loan losses to total loans	1.25	1.66			3.04	3.23	3.02

Quarter-to-date charge-offs	$362	$303	$59	19.5	$343	$216	$99	$263	265.7
Quarter-to-date recoveries	(93)	(146)	53	(36.3)	(126)	(139)	(1)	(92)	N/M
Quarter-to-date net charge-offs	$269	$157	$112	71.3	$217	$77	$98	$171	174.5

Net charge-offs to average loans (annualized)	0.03%	0.03%			0.05%	0.01%	0.03%

(1) For purposes of this table, acquired loans and acquired non-performing assets are presented only. Non-performing assets include all loans meeting non-performing asset criteria.
(2) Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.

N/M - Comparison of the information presented is not meaningful given the periods presented.

TABLE 8 - IBERIABANK CORPORATION
QUARTERLY AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS/RATES
(Dollars in thousands)

	For the Three Months Ended
	6/30/2015			3/31/2015			Basis Point Change
ASSETS	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate	Yield/Rate
Earning assets:
Commercial loans	$9,277,141	$103,272	4.46%	$7,882,782	$83,645	4.31%	15
Residential mortgage loans	1,187,166	14,379	4.84	1,099,518	13,594	4.95	(11)
Consumer loans	2,833,417	35,684	5.05	2,581,646	32,952	5.18	(13)
Total loans	13,297,724	153,335	4.62	11,563,946	130,191	4.56	6
Loss share receivable	55,751	(7,398)	(52.50)	66,165	(6,013)	(36.35)	(1,615)
Total loans and loss share receivable	13,353,475	145,937	4.38	11,630,111	124,178	4.32	6
Mortgage loans held for sale	202,691	1,380	2.72	133,304	1,515	4.55	(183)
Investment securities (2)	2,469,050	12,191	2.08	2,307,525	12,097	2.22	(14)
Other earning assets	663,071	1,037	0.63	402,499	795	0.80	(17)
Total earning assets	16,688,287	160,545	3.87	14,473,439	138,585	3.90	(3)
Allowance for loan losses	(129,069)			(128,519)
Non-earning assets	1,886,068			1,612,693
Total assets	$18,445,286			$15,957,613

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	$2,639,140	1,765	0.27	$2,464,760	1,552	0.26	1
Savings and money market accounts	6,228,052	5,058	0.33	4,834,244	3,375	0.28	5
Certificates of deposit	2,331,537	4,959	0.85	2,150,447	4,411	0.83	2
Total interest-bearing deposits (3)	11,198,729	11,782	0.42	9,449,451	9,338	0.40	2
Short-term borrowings	461,742	220	0.19	747,058	363	0.19	-
Long-term debt	446,994	2,866	2.54	423,495	3,080	2.91	(37)
Total interest-bearing liabilities	12,107,465	14,868	0.49	10,620,004	12,781	0.49	-
Non-interest-bearing deposits	3,933,468			3,312,357
Non-interest-bearing liabilities	172,227			135,477
Total liabilities	16,213,160			14,067,838
Total shareholders' equity	2,232,126			1,889,775
Total liabilities and shareholders' equity	$18,445,286			$15,957,613

Net interest income/Net interest spread		$145,677	3.38%		$125,804	3.41%	(3)
Tax-equivalent benefit		1,996	0.05		2,040	0.06	(1)
Net interest income (TE)/Net interest margin (TE) (1)		$147,673	3.52%		$127,844	3.54%	(2)

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2) Balances exclude unrealized gain or loss on securities available for sale and the impact of trade date accounting.
(3) Total deposit costs for the three months ended June 30, 2015 and March 31, 2015 total 0.31% and 0.30%, respectively.

TABLE 8 continued - IBERIABANK CORPORATION
QUARTERLY AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS/RATES
(Dollars in thousands)

	For the Three Months Ended
	12/31/2014			9/30/2014			6/30/2014
ASSETS	Average Balance	Interest Income/Expense	Yield/ Rate	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate
Earning assets:
Commercial loans	$7,656,992	$89,574	4.65%	$7,467,597	$98,562	5.24%	$7,111,315	$85,735	4.84%
Residential mortgage loans	1,069,555	13,094	4.90	1,104,692	13,321	4.82	700,721	9,385	5.36
Consumer loans	2,545,205	33,994	5.30	2,437,544	33,589	5.47	2,186,497	28,299	5.19
Total loans	11,271,752	136,662	4.82	11,009,833	145,472	5.25	9,998,533	123,419	4.96
Loss share receivable	85,733	(13,224)	(60.36)	111,383	(25,120)	(88.25)	131,375	(17,009)	(51.22)
Total loans and loss share receivable	11,357,485	123,438	4.32	11,121,216	120,352	4.30	10,129,908	106,410	4.23
Mortgage loans held for sale	121,439	1,200	3.95	163,510	1,594	3.90	140,096	1,474	4.21
Investment securities (2)	2,234,235	11,766	2.24	2,137,735	10,994	2.20	2,109,254	11,000	2.24
Other earning assets	431,603	872	0.80	567,897	853	0.60	308,713	630	0.81
Total earning assets	14,144,762	137,276	3.88	13,990,358	133,793	3.83	12,687,971	119,514	3.82
Allowance for loan losses	(134,177)			(133,443)			(132,049)
Non-earning assets	1,603,738			1,619,293			1,485,260
Total assets	$15,614,323			$15,476,208			$14,041,182

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	$2,271,836	1,526	0.27	$2,228,378	1,546	0.28	$2,229,264	1,394	0.25
Savings and money market accounts	4,908,247	3,694	0.30	4,877,051	3,588	0.29	4,372,855	2,812	0.26
Certificates of deposit	2,105,623	4,272	0.80	2,060,055	3,983	0.77	1,721,111	3,089	0.72
Total interest-bearing deposits (3)	9,285,706	9,492	0.41	9,165,484	9,117	0.39	8,323,230	7,295	0.35
Short-term borrowings	713,384	342	0.19	919,869	406	0.17	907,459	373	0.16
Long-term debt	395,410	2,762	2.73	358,970	2,519	2.75	304,707	2,573	3.34
Total interest-bearing liabilities	10,394,500	12,596	0.48	10,444,323	12,042	0.46	9,535,396	10,241	0.43
Non-interest-bearing deposits	3,228,773			3,057,513			2,748,468
Non-interest-bearing liabilities	159,818			168,262			125,654
Total liabilities	13,783,091			13,670,098			12,409,518
Total shareholders' equity	1,831,232			1,806,110			1,631,664
	$15,614,323			$15,476,208			$14,041,182

Net interest income/Net interest spread		$124,680	3.40%		$121,751	3.37%		$109,273	3.39%
Tax-equivalent benefit		2,055	0.06		2,134	0.06		2,191	0.07
Net interest income (TE)/Net interest margin (TE) (1)		$126,735	3.53%		$123,885	3.49%		$111,464	3.49%

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2) Balances exclude unrealized gain or loss on securities available for sale and the impact of trade date accounting.
(3) Total deposit costs for the three months ended December 31, 2014, September 30, 2014 and June 30, 2014 total 0.30%, 0.30% and 0.26%, respectively.

TABLE 9 - IBERIABANK CORPORATION
YEAR-TO-DATE AVERAGE BALANCES, NET INTEREST INCOME AND YIELDS/RATES
(Dollars in thousands)

	For the Six Months Ended
	6/30/2015			6/30/2014			Basis Point Change
ASSETS	Average Balance	Interest Income/Expense	Yield/Rate	Average Balance	Interest Income/Expense	Yield/Rate	Yield/Rate
Earning assets:
Commercial loans	$8,583,814	$186,916	4.39%	$7,001,591	$171,666	4.96%	(57)
Residential mortgage loans	1,143,584	27,974	4.89	648,289	18,148	5.60	(71)
Consumer loans	2,708,227	68,636	5.11	2,126,304	54,758	5.19	(8)
Total loans	12,435,625	283,526	4.59	9,776,184	244,572	5.05	(46)
Loss share receivable	60,929	(13,411)	(43.78)	142,940	(36,273)	(50.47)	669
Total loans and loss share receivable	12,496,554	270,115	4.36	9,919,124	208,299	4.25	11
Mortgage loans held for sale	168,189	2,895	3.44	118,179	2,359	3.99	(55)
Investment securities (2)	2,388,733	24,287	2.15	2,111,327	21,917	2.23	(8)
Other earning assets	533,505	1,833	0.69	241,103	1,171	0.98	(29)
Total earning assets	15,586,981	299,130	3.88	12,389,733	233,746	3.84	4
Allowance for loan losses	(128,795)			(135,866)
Non-earning assets	1,750,135			1,449,718
Total assets	$17,208,321			$13,703,585

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
NOW accounts	$2,552,431	3,317	0.26	$2,230,001	2,934	0.27	(1)
Savings and money market accounts	5,534,999	8,432	0.31	4,334,819	5,520	0.26	5
Certificates of deposit	2,241,492	9,371	0.84	1,693,679	6,026	0.72	12
Total interest-bearing deposits (3)	10,328,922	21,120	0.41	8,258,499	14,480	0.35	6
Short-term borrowings	603,612	583	0.19	746,866	615	0.16	3
Long-term debt	435,186	5,946	2.72	292,535	4,970	3.38	(66)
Total interest-bearing liabilities	11,367,720	27,649	0.49	9,297,900	20,065	0.43	6
Non-interest-bearing deposits	3,624,628			2,686,118
Non-interest-bearing liabilities	154,077			125,365
Total liabilities	15,146,425			12,109,383
Total shareholders' equity	2,061,896			1,594,202
	$17,208,321			$13,703,585

Net interest income/Net interest spread		$271,481	3.39%		$213,681	3.41%	(2)
Tax-equivalent benefit		4,036	0.05		4,420	0.07	(2)
Net interest income (TE)/Net interest margin (TE) (1)		$275,517	3.53%		$218,101	3.51%	2

(1) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2) Balances exclude unrealized gain or loss on securities available for sale and the impact of trade date accounting.
(3) Total deposit costs for the six months ended June 30, 2015 and 2014 total 0.31% and 0.27%, respectively.

Table 10 - IBERIABANK CORPORATION
LEGACY AND ACQUIRED LOAN PORTFOLIO VOLUMES AND YIELDS
(Dollars in millions)

	For the Three Months Ended
	6/30/2015			3/31/2015			12/31/2014			9/30/2014			6/30/2014
AS REPORTED (US GAAP)	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$99	$10,147	3.88%	$94	$9,734	3.90%	$95	$9,439	3.94%	$91	$9,019	3.97%	$88	$8,644	4.04%
Acquired loans (1)	47	3,206	5.82%	30	1,896	6.34%	29	1,919	5.97%	29	2,102	5.49%	19	1,486	4.98%
Total loans	$146	$13,353	4.38%	$124	$11,630	4.32%	$124	$11,358	4.32%	$120	$11,121	4.30%	$107	$10,130	4.23%

	6/30/2015			3/31/2015			12/31/2014			9/30/2014			6/30/2014
ADJUSTMENTS	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$ -	$ -	-	$ -	$ -	0.00%	$ -	$ -	0.00%	$ -	$ -	0.00%	$ -	$ -	-
Acquired loans (1)	(9)	85	-1.23%	(9)	67	-2.00%	(6)	55	-1.38%	(4)	44	-0.88%	-	30	-
Total loans	$(9)	$85	-0.30%	$(9)	$67	-0.33%	$(6)	$55	-0.23%	$(4)	$44	-0.16%	$ -	$30	-

	6/30/2015			3/31/2015			12/31/2014			9/30/2014			6/30/2014
AS ADJUSTED (CASH YIELD, NON-GAAP)	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield	Income	Average Balance	Yield
Legacy loans, net	$99	$10,147	3.88%	$94	$9,734	3.90%	$95	$9,439	3.94%	$91	$9,019	3.97%	$88	$8,644	4.04%
Acquired loans (1)	38	3,291	4.58%	21	1,963	4.28%	23	1,974	4.59%	25	2,146	4.61%	19	1,516	4.98%
Total loans	$137	$13,438	4.08%	$115	$11,697	3.99%	$118	$11,413	4.09%	$116	$11,165	4.13%	$107	$10,160	4.23%

(1) Acquired loans include the impact of the FDIC Indemnification Asset.

Table 11 - IBERIABANK CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

	For the Three Months Ended
	6/30/2015			3/31/2015			12/31/2014 (1)
	Pre-tax	After-tax (2)	Per share (3)	Pre-tax	After-tax (2)	Per share (3)	Pre-tax	After-tax (2)	Per share (3)
Net income (loss) (GAAP)	$45,191	$30,836	$0.79	$36,205	$25,126	$0.75	$46,122	$35,936	$1.07

Non-interest income adjustments:
Gain on sale of investments and other non-interest income	(1,266)	(823)	(0.02)	(389)	(252)	(0.01)	(374)	(243)	(0.01)

Non-interest expense adjustments:
Merger-related expenses	12,732	8,392	0.22	9,296	6,139	0.18	1,955	1,496	0.04
Severance expenses	406	264	0.01	41	27	-	139	91	-
Loss on sale of long-lived assets, net of impairment	1,571	1,021	0.03	579	376	0.01	1,078	701	0.02
Other non-operating non-interest expense	2,050	1,333	0.03	450	292	0.01	2	1	-
Total non-interest expense adjustments	16,759	11,010	0.29	10,366	6,834	0.20	3,174	2,289	0.07
Income tax benefits	-	-	-	-	-	-	-	(2,959)	(0.09)
Operating earnings (non-GAAP)	60,684	41,023	1.05	46,182	31,708	0.95	48,922	35,023	1.05
Provision for loan losses	8,789	5,713	0.15	5,345	3,475	0.10	6,495	4,222	0.11
Pre-provision operating earnings (non-GAAP)	$69,473	$46,736	$1.20	$51,527	$35,183	$1.05	$55,417	$39,245	$1.17

	For the Three Months Ended
	9/30/2014 (1)			6/30/2014 (1)
	Pre-tax	After-tax (2)	Per share (3)	Pre-tax	After-tax (2)	Per share (3)
Net income (loss) (GAAP)	$43,037	$30,893	$0.92	$21,154	$16,217	$0.53

Non-interest income adjustments:
Gain on sale of investments and other non-interest income	(582)	(378)	(0.01)	(9)	(6)	-

Non-interest expense adjustments:
Merger-related expenses	1,752	1,139	0.04	10,419	6,840	0.22
Severance expenses	1,214	789	0.02	5,466	3,553	0.11

Loss on sale of long-lived assets, net of impairment	4,229	2,749	0.08	1,247	811	0.03
Other non-operating non-interest expense	(799)	(520)	(0.02)	12	8	-
Total non-interest expense adjustments	6,396	4,157	0.12	17,144	11,212	0.36
Income tax benefits	-	-	-	-	-	-
Operating earnings (non-GAAP)	48,851	34,672	1.04	38,289	27,423	0.89
Provision for loan losses	5,714	3,714	0.11	4,748	3,087	0.10
Pre-provision operating earnings (non-GAAP)	$54,565	$38,386	$1.15	$43,037	$30,510	$0.99

	For the Six Months Ended
	6/30/2015			6/30/2014 (1)
	Pre-tax	After-tax (2)	Per share (3)	Pre-tax	After-tax (2)	Per share (3)
Net income (loss) (GAAP)	$81,396	$55,962	$1.54	$51,906	$38,553	$1.27

Non-interest income adjustments:
Gain on sale of investments and other non-interest income	(1,655)	(1,075)	(0.030)	(1,800)	(1,698)	(0.050)

Non-interest expense adjustments:
Merger-related expenses	22,028	14,531	0.40	11,009	7,224	0.24
Severance expenses	447	291	0.01	5,586	3,631	0.12
Loss on sale of long-lived assets, net of impairment	2,150	1,397	0.04	1,782	1,158	0.04
Other non-operating non-interest expense	2,500	1,625	0.05	574	373	0.01
Total non-interest expense adjustments	27,125	17,844	0.50	18,951	12,386	0.41
Income tax benefits	-	-	-	-	-	-
Operating earnings (non-GAAP)	106,866	72,731	2.00	69,057	49,241	1.63
Provision for loan losses	14,134	9,188	0.26	6,851	4,453	0.15
Pre-provision operating earnings (non-GAAP)	$121,000	$81,919	$2.26	$75,908	$53,694	$1.78

(1) Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 on January 1, 2015 and errors in mortgage income during the second and third quarters of 2014 as previously disclosed.

(2) After-tax amounts computed using a marginal tax rate of 35%.
(3) Diluted per share amounts may not appear to foot due to rounding.

Table 12 - IBERIABANK CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)

	For the Three Months Ended
	6/30/2015	3/31/2015	12/31/2014 (1)	9/30/2014 (1)	6/30/2014 (1)
Net interest income (GAAP)	$145,677	$125,804	$124,680	$121,751	$109,273
Add: Effect of tax benefit on interest income	1,996	2,040	2,055	2,134	2,191
Net interest income (TE) (Non-GAAP) (2)	147,673	127,844	126,735	123,885	111,464

Non-interest income (GAAP)	61,513	48,899	47,072	47,112	43,761
Add: Effect of tax benefit on non-interest income	579	588	566	564	503
Non-interest income (TE) (Non-GAAP) (2)	62,092	49,487	47,638	47,676	44,264
Taxable equivalent revenues (Non-GAAP) (2)	209,765	177,331	174,373	171,561	155,728
Securities gains and other non-interest income	(1,266)	(389)	(374)	(582)	(9)
Taxable equivalent operating revenues (Non-GAAP) (2)	$208,499	$176,942	$173,999	$170,979	$155,719

Total non-interest expense (GAAP)	$153,209	$133,153	$119,135	$120,112	$127,132
Less: Intangible amortization expense	2,155	1,523	1,618	1,623	1,347
Tangible non-interest expense (Non-GAAP) (3)	151,054	131,630	117,517	118,489	125,785
Merger -related expense	12,732	9,296	1,955	1,752	10,419
Severance expense	406	41	139	1,214	5,466
Loss on sale of long-lived assets, net of impairment	1,571	579	1,078	4,229	1,247
Other non-operating non-interest expense	2,050	450	2	(799)	12
Tangible operating non-interest expense (Non-GAAP) (3)	$134,295	$121,264	$114,343	$112,093	$108,641

Return on average assets (GAAP)	0.67%	0.64%	0.91%	0.79%	0.46%
Effect of non-operating revenues and expenses	0.22	0.17	(0.02)	0.10	0.32
Operating return on average assets (Non-GAAP)	0.89%	0.81%	0.89%	0.89%	0.78%

Efficiency ratio (GAAP)	73.9%	76.2%	69.4%	71.1%	83.1%
Effect of tax benefit related to tax-exempt income	(0.90)	(1.10)	(1.10)	(1.10)	(1.50)
Efficiency ratio (TE) (Non-GAAP) (2)	73.0%	75.1%	68.3%	70.0%	81.6%
Effect of amortization of intangibles	(1.00)	(0.90)	(0.90)	(0.90)	(0.90)
Effect of non-operating items	(7.60)	(5.70)	(1.70)	(3.50)	(10.90)
Tangible operating efficiency ratio (TE) (Non-GAAP) (2) (3)	64.4%	68.5%	65.7%	65.6%	69.8%

Return on average common equity (GAAP)	5.54%	5.39%	7.79%	6.79%	3.99%
Effect of intangibles (3)	2.93	2.53	3.67	3.32	1.89
Effect of non-operating revenues and expenses	2.67	2.00	(0.29)	1.18	3.84
Return on average operating tangible common equity (Non-GAAP)	11.14%	9.92%	11.17%	11.29%	9.72%

(1) Certain balances and amounts in prior periods have been restated for the effect of the adoption of ASU No. 2014-01 on January 1, 2015 and errors in mortgage income during the second and third quarters of 2014 as previously disclosed.

(2) Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(3) Tangible calculations eliminate the effect of goodwill and acquisition-related intangibles and the corresponding amortization expense on a tax-effected basis where applicable.